[AKIKO GOLD RESOURCES LTD. LETTERHEAD]


VIA FAX MAIL:                                                 011-82-2-514-5038
September 11, 1995


To:      Honorable Board of Directors         From:    S.E. Flechner, President
         Korea Zinc Company, Ltd.                      Akiko Gold Resources Ltd.

PROPOSAL FOR TINTIC PROJECT FINANCING

Akiko has the right to earn a 50% joint venture interest in and be operator of the Tintic, Utah project (including the Burgin lead/zinc/silver plus gold deposit, related mining and production facilities, the land and early state exploration targets) pursuant to Akiko's letter agreement (the "Agreement") of March 11, 1994 (as amended) with property owner. Chief Consolidated Mining Company. In order to earn the aforesaid 50% interest, the agreement obligates Akiko to fund the first $10 million US of the anticipated $40 million necessary to achieve production.

Akiko has completed Phase I activities under the Agreement (essentially due diligence) and is satisfied with the results thereof. Akiko has also funded $2 million US of reserve expansion drilling and prefeasibility work (Phase II under the Agreement) and has received 500,000 private placement shares of Chief Consolidated as contemplated in Section 3 (b)(ii) of the Agreement (200,000 of those Chief shares were resold by Akiko to help fund the above investment). Korea Zinc has briefly visited the project, received and reviewed project data, and has discussed project information with Akiko and Chief representatives. It is now proposed that Korea Zinc proportionately earn a 25% interest (half of Akiko's 50% interest) by acquiring half of Akiko's project subsidiary or the equivalent thereof on the following terms:

1.       Korea Zinc agrees to fund the next $4 million US of work by:

         (a) depositing $2 million US into Akiko's account in time for Akiko to transfer such amount to Chief by September 30, 1995 in payment for 500,000 private placement shares of Chief (the "Phase III Shares") as contemplated by Section 3(e)(i) of the Agreement. The Phase III Shares shall be issued in the name of and delivered to Korea Zinc or its nominee promptly following such payment. It is understood that Chief will use the aforesaid $2 million US to fund the Phase III activities as contemplated by the Agreement. If Akiko prefunds the purchase of any of the Phase III Shares prior to September 30, 1995 it will promptly transfer and deliver such shares to Korea Zinc or its nominee upon receipt of the $2 million US from Korea Zinc and Akiko shall be entitled to reimburse itself for such repayment out of such funds and pay the balance to Chief as payment for the remaining Phase III Shares;

         (b) agreeing to timely fund the next $2 million US of the post Phase III work contemplated by Section 3(d) of the Agreement on an accelerated basis, such funding to be conditional only on the prior completion of an agreed phase of work, which phase shall be mutually agreed upon by Akiko, Chief and Korea Zinc prior to September 30, 1995.

[initials]



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2   -    Korea Zinc and Akiko then fund  the  remaining $4 million US balance of
         $10 million US earn-in proportionately on basis of $1 million US by Korea Zinc and $3 million US by Akiko, on accelerated basis pursuant to 1996 project feasibility (giving each company a 25% interest for funding $5 million US, and each having received 500,000 Chief shares for which it made payment). Korea Zinc shall have a timely right of first refusal to participate in any financing carried out by Akiko in connection with funding Akiko's $3 million earn-in balance.

3   -    In  exchange  for the  finding  agreed  to be  provided  by Korea  Zinc pursuant to 1 above, Akiko agrees to negotiate in good faith exclusively with Korea Zinc to complete, execute and deliver definitive agreement consistent with this proposal by November 30, 1995. Koria
         Zinc will similarly negotiate in good faith and complete its due diligence prior to November 30, 1995. If Korea Zinc for any reason determines not to go forward with definitive agreement at any time prior to November 30, 1995, it will immediately notify Akiko in writing. In such event, Akiko would be obligated to repay Korea Zinc all funding provided by Korea Zinc (pursuant to 1 above) on the 180th day after receipt of Korea Zinc's notice. Korea Zinc would then immediately after such repayment transfer to Akiko the Phase III Shares. Akiko would have no further claim or demand against Korea Zinc for Korea Zinc's decision not to go forward with the project. It is understood that Korea Zinc cannot give such notice until after it has performed its funding obligation under 1(a) above and has agreed to perform the funding in 1(b) above.

4   -    In  consideration  for Akiko  having  shared  project  information  and analysis with Korea Zinc and having funded the first (highest risk) $2 million US of work, and in order to provide working capital to assist Akiko in staffing appropriate technical expertise, Korea Zinc will:

         (a) Invest $1 million US in Akiko securities not later than December 15, 1995 at price to be negotiated in good faith in relation to market.

         (b) Not acquire (directly or indirectly) any interest in the project for three years except through or together with Akiko or upon Akiko's written consent in its discretion.

         (c) Support Akiko in the event that Akiko proposes to control or merge with or into Chief provided the terms of such merger are satisfactory to Korea Zinc, acting reasonably.

         (d) Cooperate with Akiko in seeking Chief's agreement that Akiko or its designated management team be the operator before commencement (instead of upon completion) of feasibility study.

         Other than with respect to paragraph (b) above which shall survive termination of this agreement by Korea Zinc, the obligations of Korea Zinc under this Section 4 are subject to Korea Zinc and Akiko entering into the definitive agreement referred to above by November 30, 1995.

5   -    Funding/project  finance  after the $10 million US earn-in  will be 25%
         Korea Zinc, 25%Akiko, and 50% Chief; and each party will effectively own its respective percentage interest or the equivalent thereof of the project mineralization, facilities and land. Akiko and Korea Zinc shall

[initials]


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         cooperate and use their  reasonable  best efforts to negotiate,  settle and execute a definitive three way joint venture agreement with Chief concerning the project by November 30, 1995.

6   -    Korea  Zinc  will  agree to be  available  to  process  Tintic  project concentrates at competitive prices if agreed by the parties owning the project.

7   -    Akiko provides Korea Zinc with a timely right of first refusal to joint venture Akiko's interest in all other projects consisting substantially of lead or zinc that are pursued by Akiko during the next 5 years anywhere in the world.

If the above is acceptable, please date, sign and return by fax; this will then be the agreement (subject to routine approval by the Vancouver Stock Exchange) between us, replacing any other agreements between us until this is replaced by the more detailed, definitive agreement references above (or until Korea Zinc gives Akiko the notice of termination referenced above).

Akiko confirms to Korea Zinc that the Agreement with Chief is in good standing, that all of the approvals referred to in Sections 19 and 20 thereof have been obtained and that Akiko has the right to grant to Korea Zinc the right to earn a 25% interest in the project as contemplated by this agreement.

Korea Zinc's obligations hereunder shall be subject to Akiko delivering to Korea Zinc as soon as possible prior to September 26, 1995 a copy of the approval of this agreement by the Vancouver Stock Exchange and a letter from Chief confirming that the Agreement with Chief is in good standing and that Akiko is not in breach of any material provision of that Agreement and that Chief has no objection to Korea Zinc acquiring a 25% interest in the project as contemplated in this agreement and will accept Korea Zinc's commitment in paragraph 1(b) hereof to fund $2 million of post Phase III work as satisfying the requirement of the Agreement that a substantial company commit such amount for that purpose by September 30, 1995.

We appreciate the opportunity to work with Korea Zinc and we look forward to a mutually beneficial and growing relationship.

Sincerely,
AKIKO GOLD RESOURCES LTD.                            AGREED AND ACCEPTED:
                                                     KOREA ZINC COMPANY, LTD.


/S/ STEPHEN E. FLECHNER                     BY       /S/ JAE-KOO LEE
Stephen E. Flechner, President
                                                     JAE-KOO LEE,     PRESIDENT
                                                     ---------------------------
DATED SEPTEMBER 11, 1995                             name             title

                                                     Dated September 13, 1995